EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S ACQUIRES MEXICO’S LARGEST SECURE LOGISTICS
COMPANY FOR $60 MILLION
SPP to Add About $400 Million to Latin American Revenue in 2011
Management Expects Earnings Accretion by 2013

RICHMOND, Va., November 17, 2010 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced the acquisition of Servicio Pan Americano de Proteccion, S.A. de C.V. (“SPP”) for approximately $60 million.  SPP is the largest secure logistics company in Mexico, with annual revenue of approximately $385 million.  Mexico’s CIT (cash-in-transit) market is the fifth largest in the world, with total revenue estimated at $900 million.
SPP has approximately 12,000 employees, 80 branches and 1,350 armored vehicles across its nationwide network of CIT, ATM and money processing operations.  Brink’s, which has owned a 21% stake in SPP since 1965, acquired approximately 79% of SPP from a consortium of multinational banks through its existing Mexican ownership structure.  In compliance with Mexican law, 0.25% of SPP will continue to be owned by a Mexican company.
Michael T. Dan, chairman, president and chief executive officer of Brink’s, said: “SPP is an excellent strategic fit within our Latin American region, which includes our fastest growing and most profitable operations.  With this acquisition, Brink’s is now the largest secure logistics company in one of the world’s largest CIT markets, a market that values security and has solid growth potential as Mexico’s economy continues to develop.
“In addition to providing management expertise, we will invest to improve operating efficiency and expand SPP’s portfolio of services.  Having a broad geographic footprint in Mexico also enables us to expand our Global Services network and introduce other high-value services.
“In each of the last three years, in a very challenging economic environment, SPP’s revenue growth has been between 5% and 8%, with recent operating margins in the 1% to 2% range.  We expect near-term investments and restructuring costs to cause SPP’s profitability to be slightly negative to break-even in the first few years, achieving EPS accretion by 2013.  Our longer-term goal is to achieve operating margins that exceed 10%, which is consistent with our outlook for the Latin American region.”
SPP is expected to add approximately $60 million of revenue during the remainder of 2010, with minimal impact on segment operating profit.
In 2011, SPP is expected to generate a slight operating loss on revenue of approximately $400 million.  As a result, The Brink’s Company’s consolidated 2011 segment operating margin is expected to decline by 10 to 30 basis points from a 2010 rate that is expected to be between 6.5% and 7.0%.
 The 2010 rate outlook does not include expected charges related to the exit of the cash handling business in Belgium, which was announced on November 12.  Prior to that announcement and today’s acquisition, the outlook for 2011 included an annual increase in the segment margin of 50 basis points over the 2010 rate.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.BrinksCompany.com or call 804-289-9709.

Forward-Looking Statements
This release contains both historical and forward-looking information about the company's acquisition of SPP and its projected impact on the company and future performance. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Risks include unanticipated integration issues, unanticipated changes in applicable laws and regulations in Mexico, labor unrest resulting from SPP’s union operations, and regulatory, environmental and permitting issues inherent in SPP’s business.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.